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                                                                       EXHIBIT K

                                                                  EXECUTION COPY

                          ADDITIONAL INVESTOR AGREEMENT

          ADDITIONAL INVESTOR AGREEMENT, dated as of July 23, 2007 (this "Agreement"), by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware ("ADAH"), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated in the Cayman Islands, UBS Securities LLC, a limited liability company formed under the laws of the State of Delaware and Merrill Lynch, Pierce, Fenner & Smith Incorporated, a corporation formed under the laws of Delaware (each an "Initial Investor" and collectively, the "Initial Investors") and the investors listed on the signature pages hereto (each an "Additional Investor" and collectively, the "Additional Investors").

          Section 1. General. Reference is made to the Equity Purchase and Commitment Agreement, by and among the Initial Investors, Pardus DPH Holding LLC, Goldman Sachs & Co. and Delphi Corporation (the "Company"), in the form attached hereto as Exhibit A (as amended, supplemented or otherwise modified, the "EPCA"). Capitalized terms used herein that are not defined herein but are defined in the EPCA shall have the meanings assigned to them in the EPCA.

          Each Initial Investor is relying on the obligations, representations and warranties of the Additional Investors contained herein.

          Section 2. Agreement to Sell and Purchase Shares. (a) To the extent the Initial Investors purchase Direct Subscription Shares or Unsubscribed Shares pursuant to the EPCA, the Initial Investors shall sell to each Additional Investor (i) the sum of (A) the aggregate amount of Direct Subscription Shares purchased by the Initial Investors plus (B) the aggregate amount of Unsubscribed Shares purchased by the Initial Investors multiplied by (ii) the fractional amount set forth for each Additional Investor as set forth on Schedule I hereto, rounded down to the next whole Share for the aggregate Purchase Price; provided, that the Purchase Price payable by any Additional Investor shall not be increased above $38.39 per Share without the written consent of such Additional Investor. No Additional Investor shall be required to purchase more than its maximum number of Unsubscribed Shares as set forth on Schedule I hereto. The Shares to be sold to and purchased by the Additional Investors as set forth in this Section 2(a) are referred to as the "Purchased Shares". The product of the Purchase Price multiplied by the number of Purchased Shares that each Additional Investor is obligated to purchase pursuant hereto is referred to herein as such Additional Investor's "Purchase Commitment."

          (b) ADAH shall provide a copy of the Purchase Notice or the Satisfaction Notice, as applicable, to each Additional Investor promptly upon receipt of such notice from the Company. ADAH shall send to each Additional Investor at least two (2) Business Days before the Settlement Date (as hereinafter defined) a written notice specifying the aggregate amount of Purchased Shares being purchased by the Initial Investors pursuant to the EPCA and the number of Purchased Shares to be purchased by each Additional Investor pursuant to this Agreement (the "Additional Investor Purchase Notice"). Each Additional Investor agrees that such Additional Investor shall, on the Settlement Date, purchase from the Initial Investors the aggregate amount of Purchased Shares specified in such Additional Investor Purchase Notice at the Purchase Price.

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          (c) Each Additional Investor's payment of its Purchase Commitment for
Purchased Shares, if any, shall be made without setoff or counterclaim not later than 12:00 Noon, New York City time, on the second Business Day after the Business Day that such Additional Investor receives the Additional Investor Purchase Notice. Such Business Day is hereinafter referred to as a "Settlement Date." The Purchased Shares shall be delivered against payment therefor on the Settlement Date or as soon as practicable thereafter.

          (d) Each Additional Investor's payment pursuant to Section 2(c) shall be made by wire transfer to the Initial Investors at the account set forth on
Schedule II hereto (or as otherwise notified to the Initial Investors in accordance with Section 8), in U.S. Dollars ("Dollars") and in immediately available funds. Interest shall be payable to the Initial Investors as directed by ADAH on any unpaid amounts from the Settlement Date until payment in full at the rate that is equal to the 1-month London Interbank Offered Rate for Dollar deposits appearing on the Reuters Screen LIBO Page as of approximately 11:00 a.m. London time on the date two business days prior to the Settlement Date (or, if such rate does not appear on such Reuters Screen LIBO Page, from such other source as the Initial Investors shall reasonably determine), plus six percent. In addition, if any Additional Investor defaults in its obligation under Section 2(a), such Additional Investor shall pay or reimburse each Initial Investor for its reasonable costs and expenses, including the fees and expenses of its counsel, of collecting and enforcing the obligations of such defaulting Additional Investor.

          (e) The delivery on the Settlement Date by the Initial Investors to each Additional Investor of Purchased Shares to be purchased by such Additional Investors pursuant to this Agreement may, at the election of ADAH, be effected by the direct issuance of such Purchased Shares to the Additional Investors by the Company.

          (f) The following shall be conditions to the purchase and sale of any Purchased Shares under this Agreement: (a) any applicable waiting period under the HSR Act shall have expired or been terminated; and (b) other waiting periods under any comparable laws or regulations in any foreign jurisdiction (all such laws and regulations, together with the HSR Act, are referred to as "Competition Laws") required for the consummation of the transactions contemplated by this Agreement shall have expired or been terminated and all other notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority (all such authorities, including, without limitation, the United States Federal Trade Commission, the United States Department of Justice Antitrust Division and the European Commission, are referred to as "Regulatory Authorities") shall have been made or obtained for the transactions contemplated by this Agreement. Each Additional Investor shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under Competition Laws to consummate and make effective the transactions contemplated by this Agreement, including furnishing all information required by applicable law in connection with approvals of or filings with a Regulatory Authority, and filing, or causing to be filed, as promptly as practicable, any required notification and report forms or similar filings under Competition Laws with the applicable Regulatory Authority. In furtherance of the foregoing, each Additional Investor shall: (1) promptly file, to the extent that it is required to file, the Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission; (2) respond promptly to


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any request made by a Regulatory Authority for additional information, data or documents, whether formal or informal, mandatory or voluntary, including, without limitation, a request for additional information or documentary material under the HSR Act; (3) promptly notify the Initial Investors of, and, subject to appropriate confidentiality safeguards, if in writing and subject to reasonable confidentiality safeguards, furnish the Initial Investors with copies of (or, in the case of material oral communications, advise the other party orally of) any communications from or with a Regulatory Authority in connection with any of the transactions contemplated by this Agreement; (4) not participate in any meeting with a Regulatory Authority unless it consults with ADAH in advance and, to the extent permitted by such Regulatory Authority, gives ADAH a reasonable opportunity to attend and participate thereat and to comment on any written submissions or presentations made to any Regulatory Authority; (5) furnish the Initial Investors with copies of all correspondence, filings and communications between it and any Regulatory Authority with respect to any of the transactions contemplated by this Agreement; (6) at its sole cost, timely comply with all restrictions and conditions, if any, specified or imposed (either as a condition to granting clearance or as a condition to averting or settling any lawsuit that is or may be filed by any Regulatory Authority or private party to prevent consummation of the transactions contemplated by this Agreement) by any Regulatory Authority with respect to any laws as a requirement for granting any necessary clearance or terminating any applicable waiting period, subject to the approval of such course of action by ADAH, including agreeing to hold separate, divest, license or cause a third party to purchase assets and/or businesses of such Additional Investor, it being understood that such Additional Investor shall be permitted to negotiate in good faith with the Regulatory Authority; (7) not agree with any Regulatory Authority to delay the Settlement Date, and shall not agree to provide advance notice of the Settlement Date to any Regulatory Authority, in each case, without the consent of ADAH; and (8) otherwise use its best efforts to (a) cause the waiting periods under any Competition Laws to terminate or expire, or (b) obtain approval for the transactions contemplated by this Agreement under any Competition Laws, in each case, at the earliest possible date after the date of filing. Each Additional Investor shall reimburse or pay, as the case may be, its own out-of-pocket expenses incurred pursuant to this Section 2(f). Additionally, if any Initial Investor incurs out-of-pocket expenses in connection with any actions taken pursuant to this Section 2(f) with respect to any Additional Investor (including any required filing fees of any Initial Investor, reasonable fees, costs and expenses of counsel to each Initial Investor and the reasonable fees, costs and expenses of any other professionals obtained by each Initial Investor in connection therewith), then such Additional Investor shall reimburse or pay such expenses.

          (g) To the extent the Company pays to the Initial Investors any portion of the Standby Commitment Fee (the "Standby Fee") pursuant to the EPCA, the Initial Investors shall pay to each Additional Investor, within two (2) Business Days of the Initial Investors' receipt of any portion of the Standby Fee, an amount equal to (i) the portion of the Standby Fee so received multiplied by (ii) the fractional amount set forth for each Additional Investor as set forth on Schedule I hereto, rounded down to the next whole dollar; provided, if an Additional Investor notifies the Company that an Additional Investor Broker (such notification, and the identification of the Additional Investor Broker, to be made on Schedule I hereto on or prior to the execution and delivery of this Agreement) provided services in respect of the Standby Fee, the payment pursuant to this Section 2(g) shall be made to such Additional Investor Broker in consideration of such services rather than to the Additional Investor; provided further, that the aggregate amount of Standby Fees and Breakup Fees (as defined below) paid to each Additional Investor


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or Additional Investor Broker, as the case may be, shall not exceed 1.125% of such Additional Investor's Purchase Commitment. The Initial Investors' payment pursuant to this Section 2(g) shall be made by wire transfer to each Additional Investor or Additional Investor Broker, as appropriate, at the account set forth on Schedule I hereto, in U.S. Dollars ("Dollars") and in immediately available funds.

          (h) To the extent the Company pays to the Initial Investors the Alternate Transaction Fee (the "Breakup Fee") pursuant to the EPCA, the Initial Investors shall pay to each Additional Investor, within two (2) Business Days of such Initial Investor's receipt of the Breakup Fee, an amount equal to (i) 1.125% of such Additional Investor's Purchase Commitment less (ii) any Standby Fee previously paid to such Additional Investor; provided, if an Additional Investor notifies the Company that an Additional Investor Broker (such notification, and the identification of the Additional Investor Broker, to be made on Schedule I hereto on or prior to the execution and delivery of this Agreement) provided services in respect of the Standby Fee, the payment pursuant to this Section 2(h) shall be made to such Additional Investor Broker in consideration of such services rather than to the Additional Investor. To the extent that the Company pays to the Initial Investors a Breakup Fee that is less than the full Breakup Fee to which the Initial Investors are entitled under the EPCA, the payment to the Additional Investors or Additional Investor Brokers, as the case may be, pursuant to this Section 2(h) shall be adjusted downward proportionately. The Initial Investors' payment pursuant to this Section 2(h) shall be made by wire transfer to each Additional Investor or Additional Investor Broker, as appropriate, at the account set forth on Schedule I hereto, in Dollars and in immediately available funds. The aggregate amount of Standby Fees and Breakup Fees paid to any Additional Investor or Additional Investor Broker shall not exceed 1.125% of such Additional Investor's Purchase Commitment.

          (i) Each of the Initial Investors agrees to use its commercially reasonably efforts to make available to each Additional Investor the registration rights referred to in Section 8(c)(iv) of the EPCA and to assign or otherwise make available to the Additional Investors any registration rights (other than demand registration rights) granted to the Initial Investors pursuant to the Registration Rights Agreement.

          Section 3. Support of Restructuring. Each Additional Investor hereby agrees that concurrently with the execution of this Agreement such Additional Investor shall be bound, and shall cause its Affiliates to be bound, by the EPCA; provided, that the Initial Investors are not hereby assigning and the Additional Investors are not hereby assuming the primary obligations of the Initial Investors pursuant to the EPCA. Such agreement by each Additional Investor shall be a condition precedent to the obligations of the Initial Investors hereunder regarding such Additional Investor, and the Initial Investors may, in their sole discretion, terminate this Agreement with respect to such Additional Investor if such Additional Investor fails to comply with the requirements set forth in this Section. Notwithstanding the foregoing, no agreement is made on behalf of any Fiduciary Affiliate to the extent such agreement would be prohibited by the fiduciary duties of such Fiduciary Affiliates. The term Fiduciary Affiliates shall mean, with respect to any Additional Investor, the specific entities identified as such on Schedule I hereto.

          Section 4. Nature of Obligations. Each Additional Investor's obligations under Section 2 shall be absolute, unconditional and irrevocable under any and all circumstances


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(including, without limitation, any adverse change in the business, prospects, condition (financial or otherwise) of the Company and its subsidiaries, or any disruption of or material adverse change in conditions in the financial, banking or capital markets except and only to the extent that the obligations of the Initial Investors are terminated under the EPCA) and irrespective of any setoff, counterclaim or defense to payment that such Additional Investor may have against any Initial Investor, the Company or any other Person. The Additional Investor also agrees that the Initial Investors shall not be responsible for, and such Additional Investor's obligations under Section 2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged. Any determination made by the Initial Investors under the EPCA or this Agreement shall be binding on each Additional Investor absent willful misconduct. The Initial Investors shall not be liable for any error, omission, interruption or delay in connection with this Agreement, the EPCA, the Plan, the Rights, the Purchased Shares or any transaction contemplated hereby or thereby, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from willful misconduct of the Initial Investors. Any action taken or omitted by the Initial Investors under or in connection with this Agreement, the EPCA, the Plan, the Rights, the Purchased Shares or any transaction contemplated hereby or thereby in the absence of willful misconduct, shall be binding on the Additional Investors and shall not result in any liability of any Initial Investor to any Additional Investor. The obligations of the Additional Investors and the Initial Investors under Section 2 shall terminate automatically upon the termination of the EPCA in accordance with its terms.

          Section 5. No Reliance on, or Liability of, Initial Investors. (a) Each Initial Investor shall have the same rights and powers as any Additional Investors and may exercise the same as though it were not an Initial Investor, and each Initial Investor and its Affiliates may engage in any kind of business with the Company or any Additional Investor as if it were not an Initial Investor.

          (b) No Initial Investor nor any of its employees, officers, directors, representatives, attorneys, advisors or Affiliates (all of the foregoing collectively "Related Parties") shall have any duties or obligations to the Additional Investors in respect of the Company or under or in respect of this Agreement, the EPCA, the Plan, the Rights, the Purchased Shares or any transaction contemplated hereby or thereby, except those expressly set forth herein and the duty to deal with such parties in good faith. Without limiting the generality of the foregoing, (i) no Initial Investor nor any of its Related Parties shall be subject to any fiduciary or other implied duties to the Additional Investors, (ii) no Initial Investor nor any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers, (iii)(A) no Initial Investor nor any of its Related Parties shall have any duty to the Additional Investors to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the Additional Investors any information relating to the Company or any of its Related Parties that may have been communicated to or obtained by the Initial Investor or any of its Affiliates in any capacity and (B) the Additional Investors may not rely, and confirm that they have not relied, on any due diligence investigation that any Initial Investor or any person or entity acting on its behalf may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, (iv) each Additional Investor acknowledges that no Initial Investor or any other Additional Investor is acting as a placement agent, initial


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purchaser, underwriter, broker or finder with respect to its Purchased Shares or
Purchase Commitment, and (v) each Initial Investor acknowledges that no Initial Investor or any Additional Investor is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Shares or its obligations under the EPCA. No Initial Investor nor any of its Related Parties shall be liable to any Additional Investor or its Related Parties for any action taken or not taken by any of them with the written consent or at the written request of such Additional Investor or its Related Party or in the absence of its own willful misconduct. No Initial Investor nor any of its Related Parties shall have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, the EPCA, the Plan, the Rights, the Purchased Shares or any transaction contemplated hereby or thereby (other than such Initial Investor's own representations or warranties), or in any reports made by the Company with the Securities and Exchange Commission, (ii) the contents of any certificate, report or other document
(other than such Initial Investor's own information contained in any such certificate, report or document) delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein (other than such Initial Investor's own covenants and agreements), (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the EPCA, the Plan, the Rights, the Purchased Shares or any transaction contemplated hereby or thereby or any other agreement, instrument or document (other than the validity, enforceability, effectiveness or genuineness with respect to such Initial Investor), or (v) the satisfaction of any condition set forth in the EPCA or the Plan, nor shall they have any responsibility to any Additional Investor or any of its Related Parties in respect of any of the foregoing.

          (c) Each Initial Investor and any of its Related Parties shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Initial Investor and any of its Related Parties also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. Each Initial Investor may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          (d) Each Initial Investor may perform any and all of its obligations and exercise its rights and powers by or through any one or more sub-agents appointed by the Initial Investor, which sub-agents shall be Affiliates of the Initial Investor. Each Initial Investor and any such sub-agent may perform any and all of its duties and exercise its rights and powers through Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Initial Investor and any such sub-agent, and shall apply to its respective activities in connection with the transactions provided for herein, in the EPCA or the Plan as well as activities as Initial Investor, provided that the Initial Investor shall continue to be responsible for its obligations hereunder.

          (e) Each Additional Investor acknowledges that it has, independently and without reliance upon any Initial Investor, any of its Related Parties or any other person or entity, and based on such documents and information as it has deemed appropriate, made its own


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investment, tax, legal and economic analysis of this Agreement, the EPCA, the
Company and its subsidiaries, the Rights and the Purchased Shares and its own independent decision to enter into this Agreement and any transaction contemplated hereby or thereby and is not relying on any representation or warranty of, or information or analysis provided by or on behalf of, any Initial Investor or any of its Related Parties concerning this Agreement, the EPCA, the Company and its subsidiaries, the Plan, the Rights and the Purchased Shares and any transaction contemplated hereby or thereby. Each Additional Investor also acknowledges that it will, independently and without reliance on any Initial Investor, any of its Related Parties or any other person or entity, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, the EPCA, the Plan, the Rights, the Purchased Shares and any transaction contemplated hereby or thereby.

          (f) Each Additional Investor, severally and not jointly, agrees to indemnify each Initial Investor and its Related Parties, (i) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against such Initial Investor or any of its Related Parties as a result of any breach by such Additional Investor of any of its obligations hereunder or any representation or warranty of such Additional Investor made herein being untrue or incorrect, (ii) for its Pro Rata Share of any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against such Initial Investor or any of its Related Parties in any way relating to or arising out of, this Agreement, the Purchased Shares or the transactions contemplated hereby or any action taken or omitted by such Initial Investor or its Related Parties under or in connection with any of the foregoing and (iii) for its Pro Rata Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against such Initial Investor or any of its Related Parties in any way relating to or arising out of, any documents contemplated by or referred to in this Agreement or any action taken or omitted by such Initial Investor or its Related Parties under or in connection with any of the foregoing other than those covered by clauses (i) and (ii) of this Section 5(f); provided, that no Additional Investor shall be liable to any Initial Investor for (i) the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Initial Investor's or its Related Parties' willful misconduct (including any willful breach of the EPCA) and (ii) any payment under this
Section 5(f) in excess of such Additional Investor's Purchase Commitment. As used in this Section 5(f), the terms (i) "Pro Rata Share" shall mean, for any Additional Investor, such Additional Investor's respective Purchase Commitment hereunder as a proportion to the total Purchase Commitments hereunder, and (ii) "Pro Rata Portion" shall mean, for any Additional Investor, such Additional Investor's respective Purchase Commitment hereunder as a proportion of $2,550,000,000.

          (g) If such indemnification is for any reason not available or is insufficient to hold any Initial Investor or its Related Parties harmless, each Additional Investor, severally and not jointly, agrees to contribute to the liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements referred to in Section 5(f) in such proportion


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as is appropriate to reflect the relative benefits received (or anticipated to be received) by such Additional Investor, on the one hand, and by such Initial Investor and its Related Parties, on the other hand, under this Agreement or, if such allocation is determined by a court or arbitral tribunal of competent jurisdiction to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of such Additional Investor, on the one hand and of such Initial Investor and its Related Parties, on the other hand. No Additional Investor shall be liable for any payment under this Section 5(g) in excess of such Additional Investor's Purchase Commitment.

          (h) Each Additional Investor acknowledges that the Initial Investors may disclose this Agreement and the transactions contemplated hereby, including in any filing with the Securities and Exchange Commission under the Securities Act or the Exchange Act.

          (i) Each Additional Investor acknowledges that (i) the Initial Investors may possess certain material, non-public information concerning the Company and its affiliates that may or may not be independently known to the Additional Investor (the "Non-Public Information"), (ii) the Additional Investor does hereby decline to receive such Non-Public Information, (iii) the Initial Investors are relying on this Section 5(i) and would not enter into the Agreement absent this Section 5(i) and (iv) the Additional Investor agrees to purchase the Purchased Shares from the Initial Investors notwithstanding that it is aware that the Non-Public Information may exist and that the Initial Investors are or may be involved in negotiations with the Company or its affiliates and that the Initial Investors have not disclosed information with respect to such negotiations or any Non-Public Information. Each Additional Investor does for itself and its respective successors and/or assigns, hereby irrevocably forever release, discharge and waive any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Initial Investors or any of their affiliates, including, without limitation, any and all of their present and/or past directors, officers, members, partners, employees, fiduciaries, agents or accounts under management, and their respective successors and assigns, which are based on or arise from or in any way relate to or involve, directly or indirectly, the existence or substance of the Non-Public Information or the Initial Investors' negotiations with the Company or its affiliates or the fact that the Non-Public Information or information with respect to Initial Investors' negotiations with the Company or its financial advisors have not been disclosed to it.

          Section 6. Representations and Warranties of Each Additional Investor. Each Additional Investor, severally and not jointly, represents and warrants to, and agrees with, the Initial Investors as set forth below:

          (a) It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

          (b) It has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, the purchase of the Purchased Shares it has agreed to purchase hereunder, and has taken all action required for the due authorization, execution, delivery and performance by it of this Agreement.


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          (c) Its execution and delivery of this Agreement and the performance of its obligations hereunder do not violate or conflict with any provision of its constitutional documents, any law, order or judgment applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

          (d) No material consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, any federal or state regulatory or governmental agency (each, an "Authorization") is required in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except
(1) the approval of the Plan and receipt of the Initial Approval Order and Final Approval Order, and (2) Authorizations under Competition Laws. Prior to the Settlement Date, all Authorizations under Competition Laws will have been obtained, taken or made, as the case may be, and all waiting periods under Competition Laws will have expired or been terminated.

          (e) This Agreement has been duly and validly executed and delivered by such party and, assuming due execution and delivery by the other parties hereto, constitutes, or will constitute upon execution, as applicable, its valid and binding obligation, enforceable against it in accordance with its terms.

          (f) The Purchased Shares will not be offered for sale, sold or otherwise transferred by the Additional Investor except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and at all times in accordance with any applicable state securities laws.

          (g) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares being acquired hereunder. It is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and a "qualified institutional buyer" as defined in Rule 144A under the Securities Act. It understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Shares for an indefinite period of time).

          (h) It acknowledges and understands that the Purchased Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and the certificates representing the Purchased Shares may contain a legend under the Securities Act to such effect.

          (i) It is not and, after giving effect to the transactions contemplated hereby, will not be an "investment company," as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"), that is required to be registered under the 1940 Act.

          (j) It has obtained adequate information concerning the Company to make the decision to enter into this transaction and has been afforded an adequate opportunity to seek and obtain additional information from, and otherwise to conduct due diligence of, the Company.

          (k) It is acting and will at all times act independently of the Initial Investors with respect to the voting of or disposition of New Common Stock other than as may be contractually required or permitted by the Registration Rights Agreement.

          (l) It agrees to be bound by, and cause its Affiliates who are not Fiduciary Affiliates to be bound by, the EPCA and, to the extent relevant, confirms the accuracy of the representations contained in Section 4 of the EPCA as to itself and such Affiliates; provided, that the Initial Investors are not hereby assigning, and the Additional Investors are not hereby assuming, the primary obligations of the Initial Investors pursuant to the EPCA.

          (m) It has funds available, and on the Settlement Date will have funds available, that are sufficient to perform its obligations hereunder.

          Section 7. Representations and Warranties of the Initial Investors. Each Initial Investors, severally and not jointly, represents and warrants to, and agrees with each of the Additional Investors as set forth below:

          (a) It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

          (b) It has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, the delivery of the Purchased Shares, and has taken all action required for the due authorization, execution, delivery and performance by it of this Agreement.

          (c) Its execution and delivery of this Agreement and the performance of its obligations hereunder do not violate or conflict with any provision of its constituent documents, any law, order or judgment applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

          (d) Except for the Plan and the Court Orders and as expressly disclosed in writing to the Additional Investors, no material consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, any federal or state regulatory or governmental agency is required to be obtained by it in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. All such required material consents, authorizations, approvals, orders, exemptions, registrations, qualifications and other actions of and filings and notices will have been obtained, taken or made, as the case may be, and all statutory or regulatory waiting periods will have elapsed, prior to its sale of Shares hereunder on the Settlement Date.

          (e) This Agreement has been duly and validly executed and delivered by the Initial Investor and, assuming due execution and delivery by the other parties hereto, constitutes, or will constitute upon execution, as applicable, its valid and binding obligation, enforceable against it in accordance with its terms.

          Section 8. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by telecopy, as follows:

          (i)  if to the Initial Investors, to:

          (a)  If to:

               A-D Acquisition Holdings, LLC
               c/o Appaloosa Management L.P.
               26 Main Street,
               Chatham, New Jersey 07928
               Facsimile: (973) 701-7055
               Attention: Jim Bolin

               with a copy to:

               White & Case LLP
               Wachovia Financial Center
               200 South Biscayne Boulevard
               Suite 4900
               Miami, Florida 33131-2352
               Facsimile: (305) 358-5744/5766
               Attention: Thomas E. Lauria

               White & Case LLP
               1155 Avenue of the Americas
               New York, New York 10036-2787
               Facsimile: (212) 354-8113
               Attention: John M. Reiss
                          Gregory Pryor

          (b)  If to:

               Harbinger Del-Auto Investment Company, Ltd.
               c/o Harbinger Capital Partners Offshore Manager, LLC 555 Madison Avenue, 16th Floor
               New York, NY 10022
               Attn: Philip A. Falcone

               with a copy to:

               Harbert Management Corp.
               One Riverchase Parkway South
               Birmingham, AL 35244
               Facsimile:  (205) 987-5505
               Attention:  General Counsel

               with a copy to:

               White & Case LLP

               Wachovia Financial Center
               200 South Biscayne Boulevard
               Suite 4900
               Miami, Florida 33131-2352
               Facsimile: (305) 358-5744/5766
               Attention: Thomas E. Lauria

               White & Case LLP
               1155 Avenue of the Americas
               New York, New York 10036-2787
               Facsimile: (212) 354-8113
               Attention: John M. Reiss
                          Gregory Pryor

               with a copy to:

               Kaye Scholer LLP
               425 Park Avenue
               New York, NY 10022-3598
               Facsimile: (212) 836-8689
               Attention: Benjamin Mintz and Lynn Toby Fisher

          (c)  If to:

               UBS Securities LLC
               299 Park Avenue
               New York, New York 10171
               Facsimile: (212) 821-3008 / (212) 821-4042
               Attention: Steve Smith / Osamu Watanabe

               with a copy to:

               Cleary Gottlieb Steen & Hamilton LLP
               One Liberty Plaza
               New York, New York 10006
               Facsimile: (212) 225-3999
               Attention: Leslie N. Silverman

          (d)  If to:

               Merrill Lynch, Pierce, Fenner & Smith Incorporated. 4 World Financial Center
               New York, New York  10080
               Facsimile: (212) 449-0769
               Attention: Robert Spork / Rick Morris

               with a copy to:

               Paul, Weiss, Rifkind, Wharton & Garrison LLP
               1285 Avenue of the Americas
               New York, New York 10019-6064
               Facsimile: (212) 757-3990
               Attention: Andrew N. Rosenberg

          (ii) if to an Additional Investor, to it at its address (or facsimile number) set forth on Schedule I hereto.

          (b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          Section 9. Waivers; Amendments. (a) No failure or delay by any party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          (b) This Agreement and any provision hereof may be waived, amended or modified only pursuant to an agreement or agreements in writing entered into between the Initial Investors and the Additional Investors that are party hereto; provided, that this Agreement and any provision hereof may be waived, amended or modified pursuant to an agreement or agreements in writing with Additional Investors representing a majority of the aggregate Purchase Commitments (the "Requisite Additional Investors") and any such waiver, amendment or modification shall be binding on each Additional Investor; provided, further, that no such agreement shall (i) increase the Purchase Commitment of, or any amounts payable by, any Additional Investor without the written consent of such Additional Investor, (ii) reduce any amount payable hereunder to a party, without the written consent of such party, (iii) postpone the scheduled date of any delivery or payment hereunder, without the written consent of each party affected thereby, (iv) increase the Pro Rata Share of any Additional Investor (as referred to in Section 5(f)), without the written consent of such Additional Investor, (v) modify a representation or warranty of an Additional Investor in a manner so as to cause such Additional Investor to breach such representation or warranty, without the consent of such Additional

Investor or (vi) change any of the provisions of Sections 9(b), 11 or 12 without the written consent of each Additional Investor.

          Section 10. Successors and Assigns; No Assignments. The provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Initial Investor may assign or otherwise transfer any of its obligations hereunder, except to a Related Purchaser in accordance with the EPCA, without the prior written consent of the Requisite Additional Investors (and any attempted assignment or transfer by the Initial Investor without such consent shall be null and void) and (ii) no Additional Investor may assign or otherwise transfer its rights or obligations hereunder without the prior written consent of each Initial Investor. Nothing in this Agreement is intended to confer upon any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement.

          Section 11. Survival. All covenants, agreements, representations and warranties made by the any party herein shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the closing of any transactions contemplated herein, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any other party may have had notice or knowledge of any incorrect representation or warranty at any time. Notwithstanding anything contained herein to the contrary (other than the last sentence of Section 4 of this Agreement), all covenants, agreements, representations and warranties made herein with respect to the Additional Investors and the Additional Investor Affiliates (as defined below) shall terminate and be of no force or effect upon:
(i) the termination of the EPCA in accordance with its terms; provided, that, any such termination shall not be effective for these purposes if, within ten
(10) days of said termination event, the Initial Investors shall notify the Additional Investors in accordance with Section 8 that the Initial Investors have submitted to the Company a substantive proposal for, or are actively negotiating or entering into with the Company, a transaction similar to the transactions contemplated by the EPCA or any Alternate Transaction in respect of the Company, and the Initial Investors are continuing to actively pursue such transaction or (ii) the consummation of a plan of reorganization in respect of the Company other than the plan of reorganization implementing the transactions contemplated by the EPCA. Upon the consummation of a plan of reorganization implementing the transactions contemplated by the EPCA, the parties agree that the Additional Investors shall not be bound by Section 12 of this Agreement.

          Section 12. Non-Interference. (a) Each Additional Investor represents, warrants and covenants that neither it nor any of its Affiliates is, and it will not become and will cause its Affiliates to not become, a party to or participant in any competing or other transaction inconsistent with this Agreement or the EPCA. No representation, warranty or covenant is made pursuant to this Section 12 with respect to any Fiduciary Affiliate.

          (b) Notwithstanding anything contained in this Agreement to the contrary (including, without limitation, any provision hereof otherwise requiring the Additional Investor to comply with provisions of the EPCA), nothing in this Agreement shall be deemed to prohibit or restrict (i) any affiliate of any Additional Investor (each an "Additional Investor Affiliate") from providing financing to the Company under that certain Revolving Credit, Term Loan and Guaranty Agreement, dated as of January 9, 2007, among the Company, certain of its subsidiaries and the lenders party thereto (as it may be amended, restated and/or continued from time to time, the "DIP Facility") or from continuing to act as a lender or from acting in its other capacities under, and exercising all rights and remedies under, the DIP Facility, (ii) any Additional Investor Affiliate from arranging, underwriting and/or providing any other financing to the Company or any of its affiliates other than in connection with any Competing Transaction, (iii) any Additional Investor Affiliate from arranging, underwriting and/or providing any other financing (x) to the Company or any other entity under or through any credit facilities to which any Additional Investor Affiliate is a party in effect as of the date hereof or (y) to any party other than the Company or its affiliates under or through any new credit facility, amendment to an existing credit facility, or debt or equity securities offering the proceeds of which are not restricted, so long as the Additional Investor Affiliate is not aware that such proceeds will be used for the purpose of financing a Competing Transaction or (iv) any ordinary course sales and trading undertaken by any Additional Investor Affiliate engaged in such activities in the ordinary course of its business. For the avoidance of doubt, no representation, warranty, agreement or covenant is made by the Additional Investor or any Additional Investor Affiliate pursuant to Sections 3 or 12 of this Agreement with respect to the transactions and the activities of the Additional Investor Affiliates described above. For the purpose of this Section, "Competing Transaction" means, in each case other than the transactions contemplated by the EPCA, (i) any proposal, offer or transaction regarding a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, restructuring, plan of reorganization, share exchange, business combination or similar transaction (a "Strategic Transaction") in respect of the Company, (ii) any proposal, offer or transaction regarding an acquisition, directly or indirectly, of 5% or more of any class of equity securities of the Company or (iii) any Strategic Transaction involving a substantial portion of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company and its subsidiaries taken as a whole.

          Section 13. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each Initial Investor and when each Initial Investor shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          Section 14. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          Section 15. Governing Law; Jurisdiction; Consent to Service of Process; Damage Waiver. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

          (c) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process by registered mail. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          (e) To the extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any other party hereto or any employees, officers, directors, representatives, attorneys, advisors or affiliates of any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any transaction contemplated hereby.

          Section 16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        A-D ACQUISITION HOLDINGS, LLC, as
                                        Initial Investor


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        HARBINGER DEL-AUTO INVESTMENT COMPANY,
                                        LTD., as Initial Investor


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        UBS SECURITIES LLC, as Initial Investor


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED, as Initial Investor


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                      [Additional Investor Signature Page]

                                        [ADDITIONAL INVESTOR], as
                                        Additional Investor

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------